Exhibit 99.2
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
     The following discussion is based on, and should be read in conjunction with Item 6. “Selected Financial Data” and our Consolidated Financial Statements and Notes thereto contained elsewhere in this annual report.
Overview
     We are a multi-regional, integrated solid waste services company, providing collection, transfer, landfill disposal and recycling services for commercial, industrial and residential customers. Our operating strategy is disposal-based, whereby we enter geographic markets with attractive growth or positive competitive characteristics by acquiring and developing landfill disposal capacity, then acquiring and developing waste collection and transfer operations. Our operations are located in the United States and Canada. Our U.S. operations are located in Florida, Texas and Arizona and our Canadian operations are located in Eastern Canada (Ontario) and Western Canada (Alberta, Saskatchewan and British Columbia). For purposes of this filing, we have presented our Arizona operations as discontinued.
Sources of Revenue
     Our revenue consists primarily of fees charged to customers for solid waste collection, landfill disposal, transfer and recycling services.
     We derive our collection revenue from services provided to commercial, industrial and residential customers. Collection services are generally performed under service agreements or pursuant to contracts with municipalities. We recognize revenue when services are rendered. Amounts billed to customers prior to providing the related services are reflected as deferred revenue and reported as revenue in the periods in which the services are rendered.
     We provide collection services for commercial and industrial customers generally under one to five year service agreements. We determine the fees we charge our customers based on a variety of factors, including collection frequency, level of service, route density, the type, volume and weight of the waste collected, type of equipment and containers furnished, the distance to the disposal or processing facility, the cost of disposal or processing and prices charged by competitors for similar services. Our contracts with commercial and industrial customers typically allow us to pass on increased costs resulting from variable items such as disposal and fuel costs and surcharges. Our ability to pass on cost increases is however, sometimes limited by the terms of our contracts.
     We provide residential waste collection services through a variety of contractual arrangements, including contracts with municipalities, owners and operators of large residential complexes, mobile home parks and homeowners associations or through subscription arrangements with individual homeowners. Our contracts with municipalities are typically for a term of three to ten years and contain a formula, generally based on a predetermined published price index, for adjustments to fees to cover increases in some, but not all, of our operating costs. Certain of our contracts with municipalities contain renewal provisions. The fees we charge for residential solid waste collection services provided on a subscription basis are based primarily on route density, the frequency and level of service, the distance to the disposal or processing facility, the cost of disposal or processing and prices we charge in the market for similar services.
     We charge our landfill and transfer station customers a tipping fee on a per ton or per yard basis for disposing of their solid waste at our transfer stations and landfills. We generally base our landfill tipping fees on market factors and the type and weight of, or volume of the waste deposited. We generally base our transfer station tipping fees on market factors and the cost of processing the waste deposited at the transfer station, the cost of transporting the waste to a disposal facility and the cost of disposal.
     Material recovery facilities generate revenue from the sale of recyclable commodities. In an effort to reduce our exposure to commodity price fluctuations on recycled materials, where competitive pressures permit, we charge collection or processing fees for recycling volume collected from our customers. We may also manage our exposure to commodity price fluctuations through the use of commodity brokers who will arrange for the sale of recyclable materials from our collection operations to third party purchasers.
Expense Structure

     Our cost of operations primarily includes tipping fees and related disposal costs, labor and related benefit costs, equipment maintenance, fuel, vehicle, liability and workers’ compensation insurance and landfill capping, closure and post-closure costs. Our strategy is to create vertically integrated operations where possible, using transfer stations to link collection operations with our landfills to increase internalization of our waste volume. Internalization lowers our disposal costs by allowing us to eliminate tipping fees otherwise paid to third party landfill or transfer station operator. We believe that internalization provides us with a competitive advantage by allowing us to be a low cost provider in our markets. We expect that our internalization will gradually increase over time as we develop our network of transfer stations and maximize delivery of collection volumes to our landfill sites.
     In markets where we do not have our own landfills, we seek to secure disposal arrangements with municipalities or private owners of landfills or transfer stations. In these markets, our ability to maintain competitive prices for our collection services is generally dependent upon our ability to secure competitive disposal pricing. If owners of third party disposal sites discontinue our arrangements, we would have to seek alternative disposal sites which could impact our profitability and cash flow. In addition, if third party disposal sites increase their tipping fees and we are unable to pass these increases on to our collection customers, our profitability and cash flow would be negatively impacted.
     We believe that the age and condition of our vehicle fleet has a significant impact on operating costs, including, but not limited to, repairs and maintenance, insurance and driver training and retention costs. Through capital investment, we seek to maintain an average fleet age of approximately six years. We believe that this enables us to best control our repair and maintenance costs, safety and insurance costs and employee turnover related costs.
     Selling, general and administrative expenses include managerial costs, information systems, sales force, administrative expenses and professional fees.
     Depreciation, depletion and amortization includes depreciation of fixed assets over their estimated useful lives using the straight-line method, depletion of landfill costs, including capping, closure and post-closure obligations using the units-of-consumption method, and amortization of intangible assets including customer relationships and contracts and covenants not-to-compete, which are amortized over the expected life of the benefit to be received from such intangibles.
     We capitalize certain third party costs related to pending acquisitions or development projects. These costs remain deferred until we cease to be engaged on a regular and ongoing basis with completion of the proposed acquisition, at which point they are charged to current earnings. In the event that the target is acquired, these costs are incorporated in the cost of the acquired business. We expense indirect and internal costs including executive salaries, overhead and travel costs related to acquisitions as they are incurred.
Recent Developments
     On July 20, 2006, we announced the execution of definitive agreements with Allied Waste Industries, Inc. (“Allied Waste”) whereby we will (i) purchase Allied Waste’s hauling, transfer station and recycling operations in Miami, Florida for $61.0 million with an additional contingent payment of $2.0 million due upon the successful renewal of a certain municipal recycling contract and (ii) sell our Arizona hauling, transfer station and landfill operations to Allied Waste for $53.0 million. Accordingly, we have presented the net assets and operations of Arizona as discontinued operations for all periods presented. Revenue from discontinued operations was $26.4 million, $23.7 million and $1.8 million for the years ended December 31, 2005, 2004 and 2003, respectively. Pre-tax net income (loss) from discontinued operations was $0.1 million, $(0.6) million and $(0.2) million for the years ended December 31, 2005, 2004 and 2003, respectively.
     In June 2006, we completed the acquisition of Sun Country Materials, LLC (“Sun Country Materials”) in Hillsborough County, Florida. The purchase price for Sun Country Materials consisted of $5.0 million in cash and the issuance of 4,013,378 (pre-reverse split) shares of common stock of Waste Services valued at approximately $12.4 million. Sun Country Materials owns a construction and demolition landfill located in Hillsborough County, Florida, and the site has recently been issued an expansion permit.
     In May 2006, we completed the acquisition of Liberty Waste, LLC (“Liberty Waste”) in Tampa, Florida. The purchase price for Liberty Waste consisted of $8.0 million in cash and the issuance of 1,155,116 (pre-reverse split) shares of common stock of Waste Services valued at approximately $3.6 million. We had previously paid a deposit of $6.0 million in cash and issued 946,372 (pre-reverse split) shares of common stock of Waste Services valued at approximately $2.9 million. Liberty Waste is a collection operation based in Tampa with two transfer stations, one located in Tampa and the other in Clearwater. The transfer stations are both permitted to accept construction and demolition and Class III waste volumes.

     The Liberty Waste and Sun Country Materials acquisitions will compliment our existing operations in the Tampa market. In addition with the acquisition of Sun County, we will be able to internalize our existing construction and demolition waste volumes and those of Liberty Waste into the acquired landfill.
     In April 2006 we completed the acquisition of a materials recovery facility and solid waste transfer station in Taft, Florida (“Taft Recycling”). The purchase price for the facility consisted of $11.3 million in cash and the issuance of 1,269,841 (pre-reverse split) shares of common stock of Waste Services valued at approximately $3.9 million. In addition, upon the issuance of the final operating permit on June 15, 2006, we paid $1.5 million in cash and delivered an additional 1,269,842 (pre-reverse split) shares of common stock of Waste Services valued at approximately $3.7 million, of which 769,842 (pre-reverse split) shares were newly issued and 500,000 (pre-reverse split) shares were transferred from treasury. The acquisition of Taft Recycling will allow us greater access to third party waste volumes that can be disposed at our landfill facility in Osceola County, Florida.
Critical Accounting Estimates
General
     Our discussion and analysis of our financial condition and results of operations are based upon our Consolidated Financial Statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of the financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue, expenses and related disclosure of contingent assets and liabilities. On an ongoing basis we evaluate our estimates, including those related to areas that require a significant level of judgment or are otherwise subject to an inherent degree of uncertainty. These areas include allowances for doubtful accounts, landfill airspace, intangible and long-lived assets, closure and post-closure liabilities, revenue recognition, income taxes and commitments and contingencies. We base our estimates on historical experience, our observance of trends in particular areas, information or valuations and various other assumptions that we believe to be reasonable under the circumstances and which form the basis for making judgments about the carrying value of assets and liabilities that may not be readily apparent from other sources. Actual amounts could differ significantly from amounts previously estimated.
     We believe that of our significant accounting policies (refer to the Notes to Consolidated Financial Statements contained elsewhere in this annual report), the following may involve a higher degree of judgment and complexity:
Revenue Recognition
     We recognize revenue when services, such as providing collection services or accepting waste at our disposal facilities, are rendered. Amounts billed to customers prior to providing the related services are reflected as deferred revenue and reported as revenue in the period in which the services are rendered.
Accounts Receivable and Allowance for Doubtful Accounts
     We maintain an allowance for doubtful accounts based on their expected collectibility. We perform credit evaluations of our significant customers and establish an allowance for doubtful accounts based on the aging of our receivables, payment performance factors, historical trends, and other information. In general, we reserve a portion of those receivables outstanding more than 90 days and 100% of those outstanding over 120 days. We evaluate and revise our reserve on a monthly basis based upon a review of specific accounts outstanding and our history of uncollectible accounts.
Business Acquisitions and Goodwill
     We account for business acquisitions using the purchase method of accounting. The total cost of an acquisition is allocated to the underlying net assets based on their respective estimated fair values. As part of this allocation process, management must identify and attribute values and estimated lives to the intangible assets acquired. Such determinations involve considerable judgment, and often involve the use of significant estimates and assumptions, including those with respect to future cash inflows and outflows, discount rates and asset lives. These determinations will affect the amount of amortization expense recognized in future periods. Assets acquired in a business combination that will be re-sold are valued at fair value less cost to sell. Results of operating these assets are recognized currently in the period in which those operations occur.

     We account for goodwill in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” and test goodwill for impairment using the two-step process. The first step is a screen for potential impairment, while the second step measures the amount of the impairment, if any. The first step of the goodwill impairment test compares the fair value of a reporting unit with its carrying amount, including goodwill. We have defined our reporting units to be consistent with our operating segments: Eastern Canada, Western Canada, Florida, Texas and Arizona. In determining the fair value, we may utilize: (i) discounted future cash flows; (ii) operating results based upon a comparative multiple of earnings or revenues; (iii) offers from interested investors, if any; or (iv) appraisals. Significant estimates used in the fair value calculation utilizing discounted future cash flows include, but are not limited to: (i) estimates of future revenue and expense growth by reporting unit; (ii) future estimated effective tax rates, which we estimate to range between 37% and 40%; (iii) future estimated rate of capital expenditures as well as future required investments in working capital; (iv) estimated average cost of capital, which we estimate to range between 8.0% and 9.0%; and (v) the future terminal value of our reporting unit, which is based upon its ability to exist into perpetuity. Significant estimates used in the fair value calculation utilizing market value multiples include but are not limited to: (i) estimated future growth potential of the reporting unit; (ii) estimated multiples of revenue or earnings a willing buyer is likely to pay; and (iii) estimated control premium a willing buyer is likely to pay.
     Judgments regarding the existence of impairment indicators are based on legal factors, market conditions and operational performance of the acquired businesses. Future events could cause us to conclude that impairment indicators exist and that goodwill associated with the acquired businesses is impaired. Additionally, as the valuation of identifiable goodwill requires significant estimates and judgment about future performance, cash flows and fair value, our future results could be affected if these current estimates of future performance and fair value change. Any resulting impairment loss could have a material adverse impact on our financial condition and results of operations.
     Acquisition deposits and deferred acquisition costs include capitalized incremental direct costs associated with proposed business combinations that are currently being negotiated. These costs remain deferred until we cease to be engaged on a regular and ongoing basis with completion of the proposed acquisition, at which point they are charged to earnings. In the event that the target is acquired, these costs are incorporated in the cost of the acquired business. Indirect and internal costs, including executive salaries, overhead and travel costs related to acquisitions, are expensed as incurred.
Long-Lived Assets
     We periodically evaluate whether events and circumstances have occurred that may warrant revision of the estimated useful life of property and equipment or whether the remaining balance of property and equipment, or other long-lived assets including amortizing intangible assets, should be evaluated for possible impairment. Instances that may lead to an impairment include: (i) a significant decrease in the market price of a long-lived asset group; (ii) a significant adverse change in the extent or manner in which a long-lived asset or asset group is being used or in its physical condition; (iii) a significant adverse change in legal factors or in the business climate that could affect the value of a long-lived asset or asset group, including an adverse action or assessment by a regulator; (iv) an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset or asset group; (v) a current-period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset or asset group; or (vi) a current expectation that, more likely than not, a long-lived asset or asset group will be sold or otherwise disposed of significantly before the end of its previously estimated useful life.
     Upon recognition of an event, as previously described, we use an estimate of the related undiscounted cash flows, excluding interest, over the remaining life of the property and equipment and long-lived assets in assessing their recoverability. We measure impairment loss as the amount by which the carrying amount of the asset(s) exceeds the fair value of the asset(s). We primarily employ two methodologies for determining the fair value of a long-lived asset: (i) the amount at which the asset could be bought or sold in a current transaction between willing parties; or (ii) the present value of estimated expected future cash flows grouped at the lowest level for which there are identifiable independent cash flows.
     Costs associated with arranging financing are deferred and expensed over the related financing arrangement using the effective interest method. Should we repay an obligation earlier then its contractual maturity, any remaining deferred financing costs are charged to earnings. Fees paid to lenders for amendments are deferred and expensed over the remaining life of the facility; ancillary professional fees relating to an amendment are expensed as incurred.
Landfill Sites

     Landfill sites are recorded at cost. Capitalized landfill costs include expenditures for land, permitting costs, cell construction costs and environmental structures. Capitalized permitting and cell construction costs are limited to direct costs relating to these activities, including legal, engineering and construction costs associated with excavation, liners and site berms, leachate management facilities and other costs associated with environmental management equipment and structures.
     Costs related to acquiring land, excluding the estimated residual value of un-permitted, non-buffer land, and costs related to permitting and cell construction are depleted as airspace is consumed using the units-of- consumption method. Environmental structures, which include leachate collection systems, methane collection systems and groundwater monitoring wells, are charged to expense over the shorter of their useful life or the life of the landfill.
     Capitalized landfill costs may also include an allocation of the purchase price paid for the landfills. For landfills purchased as part of a group of several assets, the purchase price assigned to the landfill is determined based upon the discounted expected future cash flows of the landfill relative to the other assets within the acquired group. If the landfill meets our expansion criteria, the purchase price is further allocated between permitted airspace and expansion airspace based upon the ratio of permitted versus probable expansion airspace to total available airspace. Landfill sites are amortized using the units-of-consumption method over the total available airspace including probable expansion airspace where appropriate.
     We assess the carrying value of our landfill sites in accordance with the provisions of SFAS No. 144. These provisions, as well as possible instances that may lead to impairment, are addressed in “Long-Lived Assets”. There are certain indicators previously discussed that require significant judgment and understanding of the waste industry when applied to landfill development or expansion.
     We identified three sequential steps that landfills generally follow to obtain expansion permits. These steps are as follows: (i) obtaining approval from local authorities; (ii) submitting a permit application to state or provincial authorities; and (iii) obtaining permit approval from state or provincial authorities.
     Before expansion airspace is included in our calculation of total available disposal capacity, the following criteria must be met: (i) the land associated with the expansion airspace is either owned by us or is controlled by us pursuant to an option agreement; (ii) we are committed to supporting the expansion project financially and with appropriate resources; (iii) there are no identified fatal flaws or impediments associated with the project, including political impediments; (iv) progress is being made on the project; (v) the expansion is attainable within a reasonable time frame; and (vi) based upon senior management’s review of the status of the permit process to date we believe it is more likely than not the expansion permit will be received within the next five years. Upon meeting our expansion criteria, the rates used at each applicable landfill to expense costs to acquire, construct, close and maintain a site during the post-closure period are adjusted to include probable expansion airspace and all additional costs to be capitalized or accrued associated with the expansion airspace.
     Once expansion airspace meets the criteria for inclusion in our calculation of total available disposal capacity, management continuously monitors each site’s progress in obtaining the expansion permit. If at any point it is determined that an expansion area no longer meets the required criteria, the probable expansion airspace is removed from the landfill’s total available capacity and the rates used at the landfill to expense costs to acquire, construct, close and maintain a site during the post-closure period are adjusted accordingly. Changes in engineering estimates are primarily driven by landfill design, compaction and density. These changes primarily effect our depletion rates per ton or tonne, as applicable.
     The following table summarizes the changes in our operating landfill capacity at our continuing operations for each of the three years ended December 31, 2005, 2004 and 2003 (in thousands of cubic yards):

	December 31, 2005
	Balance,			Changes in		Balance,
	Beginning	Landfills	Landfills	Engineering	Airspace	End
	of Year	Acquired	Divested	Estimates	Consumed	of Year
United States
Permitted capacity	73,038	—	—	(414)	(1,784)	70,840
Probable expansion capacity	18,300	—	—	—	—	18,300

Total available airspace	91,338	—	—	(414)	(1,784)	89,140

Number of sites	3					3
Canada
Permitted capacity	11,642	—	—	1,115	(879)	11,878
Probable expansion capacity	—	—	—	—	—	—

Total available airspace	11,642	—	—	1,115	(879)	11,878

Number of sites	3					3
Total
Permitted capacity	84,680	—	—	701	(2,663)	82,718
Probable expansion capacity	18,300	—	—	—	—	18,300

Total available airspace	102,980	—	—	701	(2,663)	101,018

Number of sites	6	—	—	—	—	6

	December 31, 2004
	Balance,			Changes in		Balance,
	Beginning	Landfills	Landfills	Engineering	Airspace	End
	of Year	Acquired	Divested	Estimates	Consumed	of Year
United States
Permitted capacity	26,084	48,000	(94)	—	(952)	73,038
Probable expansion capacity	18,300	—	—	—	—	18,300

Total available airspace	44,384	48,000	(94)	—	(952)	91,338

Number of sites	3	1	(1)			3
Canada
Permitted capacity	10,871	1,430	—	—	(659)	11,642
Probable expansion capacity	—	—	—	—	—	—

Total available airspace	10,871	1,430	—	—	(659)	11,642

Number of sites	2	1				3
Total
Permitted capacity	36,955	49,430	(94)	—	(1,611)	84,680
Probable expansion capacity	18,300	—	—	—	—	18,300

Total available airspace	55,255	49,430	(94)	—	(1,611)	102,980

Number of sites	5	2	(1)	—	—	6

	December 31, 2003
	Balance,			Changes in		Balance,
	Beginning	Landfills	Landfills	Engineering	Airspace	End
	of Year	Acquired	Divested	Estimates	Consumed	of Year
United States
Permitted capacity	—	26,084	—	—	—	26,084
Probable expansion capacity	—	18,300	—	—	—	18,300

Total available airspace	—	44,384	—	—	—	44,384

Number of sites	—	3				3
Canada
Permitted capacity	7,618	3,863	—	—	(610)	10,871
Probable expansion capacity	—	—	—	—	—	—

Total available airspace	7,618	3,863	—	—	(610)	10,871

Number of sites	2					2
Total
Permitted capacity	7,618	29,947	—	—	(610)	36,955
Probable expansion capacity	—	18,300	—	—	—	18,300

Total available airspace	7,618	48,247	—	—	(610)	55,255

Number of sites	2	3	—	—	—	5
Accrued Closure and Post-Closure Obligations
     We recognize as an asset, an amount equal to the fair value of the liability for an asset retirement obligation. The asset is then depleted consistent with other capitalized landfill costs, over the remaining useful life of the site based upon units of consumption as airspace in the landfill is consumed. Additionally, we recognize a liability for the present value of the estimated future asset retirement obligation. The liability will be adjusted for: (i) additional liabilities incurred or settled; (ii) accretion of the liability to its future value; and (iii) revisions in the estimated cash flows relative to closure and post-closure costs. As further discussed in Note 2 to the Consolidated Financial Statements, effective January 1, 2004 we changed our methodology used to define an obligating event.
     Accrued closure and post-closure obligations represent an estimate of the future obligation associated with closure and post-closure monitoring of the solid waste landfills owned by us. Site-specific closure and post-closure engineering cost estimates are prepared for the landfills we own. The impact of changes in estimates, based on an annual update, is accounted for on a prospective basis. We calculate closure and post-closure liabilities by estimating the total future obligation in current dollars, increasing the obligations based upon the expected date of the expenditure using an inflation rate of 2.5% and discounting the resultant total to its present value using a 9.5% credit-adjusted risk-free discount rate. For 2006, we expect to use an inflation rate of approximately 2.5% and a discount rate of approximately 8.0%. Accretion of discounted cash flows associated with the closure and post-closure obligations is accrued over the estimated life of the landfill.
Accounting for Income Taxes
     We use the asset and liability method to account for income taxes. Significant management judgment is required in determining the provision for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against net deferred tax assets. In preparing the Consolidated Financial Statements, we are required to estimate the income taxes in each of the jurisdictions in which we operate. This process involves estimating the actual current tax liability together with assessing temporary differences resulting from differing treatment of items, such as deferred revenue, depreciation on property, plant and equipment and losses for tax and accounting purposes. These differences result in deferred tax assets, which include tax loss carry-forwards, and liabilities, which are included within the consolidated balance sheet. We then assess the likelihood that deferred tax assets will be recovered from future taxable income, and to the extent that recovery is not likely or there is insufficient operating history, a valuation allowance is established. To the extent a valuation allowance is established or increased in a period, we include an expense within the tax provision of the consolidated statement of operations.
Risk Management

     Our U.S.-based automobile, general liability and workers’ compensation insurance coverage is subject to certain deductible limits. We retain up to $0.5 million and $0.25 million of risk per claim, plus claims handling expense under our workers’ compensation and our auto and general liability insurance programs, respectively. Claims in excess of such deductible levels are fully insured subject to our policy limits. However, we have a limited claims history for our U.S. operations and it is reasonably possible that recorded reserves may not be adequate to cover future payments of claims. We have collateral requirements that are set by the insurance companies, which underwrite our insurance programs. Collateral requirements may change from time to time, based on, among other things, the size of our business, our claims experience, financial performance or credit quality and retention levels. As of December 31, 2005 we had posted letters of credit with our U.S. insurer of $8.4 million to cover the liability for losses within the deductible limit. During the first quarter of 2006, we increased this letter of credit to $9.3 million. Provisions for retained claims are made by charges to expense based upon periodic evaluations by management of the estimated ultimate liabilities on reported and unreported claims. Adjustments, if any, to the estimated reserves resulting from ultimate claim payments will be reflected in operations in the periods in which such adjustments become known.
Translation and Re-Measurement of Foreign Currency
     A portion of our operations is domiciled in Canada; as such, for each reporting period we translate the results of operations and financial condition of our Canadian operations into U.S. dollars. Therefore, the reported results of our operations and financial condition are subject to changes in the exchange relationship between the two currencies. For example, as the relationship of the Canadian dollar strengthens against the U.S. dollar, revenue is favorably affected and conversely expenses are unfavorably affected. Assets and liabilities of Canadian operations are translated from Canadian dollars into U.S. dollars at the exchange rates in effect at the relevant balance sheet dates, and revenue and expenses of Canadian operations are translated from Canadian dollars into U.S. dollars at the average exchange rates prevailing during the period. Unrealized gains and losses on translation of the Canadian operations into U.S. dollars are reported as a separate component of shareholders’ equity and are included in comprehensive income (loss). Separately, monetary assets and liabilities denominated in U.S. dollars held by our Canadian operations are re-measured from U.S. dollars into Canadian dollars and then translated into U.S. dollars. The effects of re-measurement are reported currently as a component of net income (loss). Currently, we do not hedge our exposure to changes in foreign exchange rates.
Operating Results
Results of Operations for each of the Three Years Ended December 31, 2005, 2004 and 2003
     The following tables set forth our consolidated results of operations for each of the three years ended December 31, 2005, 2004 and 2003 (in thousands):

	2005
	U.S.		Canada		Total
Revenue	$189,725	100.0%	$166,331	100.0%	$356,056	100.0%
Operating expenses:
Cost of operations	144,662	76.2%	111,013	66.8%	255,675	71.8%
Selling, general and administrative expense	29,926	15.8%	23,197	14.0%	53,123	14.9%
Settlement with sellers of Florida Recycling	(4,120)	-2.2%	—	0.0%	(4,120)	-1.2%
Depreciation, depletion and amortization	21,305	11.2%	19,356	11.6%	40,661	11.4%
Foreign exchange loss (gain) and other	(746)	-0.3%	571	0.3%	(175)	0.0%

Income (loss) from operations	$(1,302)	-0.7%	$12,194	7.3%	$10,892	3.1%

	2004
	U.S.		Canada		Total
Revenue	$144,387	100.0%	$142,718	100.0%	$287,105	100.0%
Operating expenses:
Cost of operations	108,521	75.2%	96,991	68.0%	205,512	71.6%
Selling, general and administrative expense	28,535	19.8%	21,796	15.3%	50,331	17.5%
Settlement with sellers of Florida Recycling	(8,635)	-6.0%	—	0.0%	(8,635)	-3.0%
Depreciation, depletion and amortization	15,841	10.9%	16,316	11.4%	32,157	11.2%
Foreign exchange gain and other	(23)	0.0%	(377)	-0.3%	(400)	-0.1%

Income from operations	$148	0.1%	$7,992	5.6%	$8,140	2.8%

	2003
	U.S.		Canada		Total
Revenue	$—	0.0%	$124,985	100.0%	$124,985	100.0%
Operating expenses:
Cost of operations	37	0.0%	83,377	66.7%	83,414	66.7%
Selling, general and administrative expense	4,152	0.0%	25,815	20.6%	29,967	24.0%
Depreciation, depletion and amortization	5	0.0%	14,727	11.8%	14,732	11.8%
Foreign exchange loss and other	—	0.0%	1,760	1.4%	1,760	1.4%

Loss from operations	$(4,194)	0.0%	$(694)	-0.5%	$(4,888)	-3.9%

Revenue
     A summary of our revenue, by service line, for each of the three years ended December 31, 2005, 2004 and 2003 is as follows (in thousands):

	2005		2004		2003
Collection	$295,183	78.0%	$240,504	78.9%	$101,450	73.6%
Landfill disposal	40,748	10.8%	25,801	8.5%	13,173	9.6%
Transfer station	30,081	8.0%	25,413	8.3%	17,315	12.6%
Material recovery facilities	10,306	2.7%	10,531	3.5%	4,859	3.5%
Other specialized services	1,966	0.5%	2,426	0.8%	955	0.7%

	378,284	100.0%	304,675	100.0%	137,752	100.0%
Intercompany elimination	(22,228)		(17,570)		(12,767)

	$356,056		$287,105		$124,985

     A summary of our revenue for each of the three years ended December 31, 2005, 2004 and 2003, by reportable segment, is as follows (in thousands):

			All Other
	Florida	Canada	Operations	Total Revenue
2005	$187,041	$166,331	$2,684	$356,056
2004	144,089	142,718	298	287,105
2003	—	124,985	—	124,985
     Revenue was $356.1 million and $287.1 million for the years ended December 31, 2005 and 2004, respectively, an increase of $69.0 million or 24.0%. The increase in revenue in 2005 for our Florida operations of $42.9 million or 29.8% was driven by price increases of $10.1 million, of which $3.5 million related to fuel surcharges, increased volume at our landfill sites of $5.2 million, other organic volume growth of $5.8 million and acquisitions of $33.3 million. Offsetting these increases were decreases of $6.5 million related to 2004 hurricane volumes and other decreases of $5.0 million, primarily related to our exiting of certain lower margin residential collection contracts. These contracts, which expired or were divested at, or around, the end of the third quarter of 2005, had annualized revenue of approximately $20.0 million.
     The increase in revenue in 2005 for our Canadian operations of $23.6 million or 16.5% was due to price increases of $7.7 million, of which $3.1 million related to fuel surcharges, increased volume at our landfill sites, primarily due to special waste projects, of $3.7 million, other organic volume growth of $1.4 million and the favorable effects of foreign exchange movements of $11.2 million, offset by other decreases of $0.4 million.
     The increase in revenue in 2005 for our other operating segment of $2.4 million or in excess of 100.0% was due to increased volume at our landfill sites of $1.0 million and other organic volume growth of $1.4 million.
     Revenue was $287.1 million and $125.0 million for the years ended December 31, 2004 and 2003, respectively, an increase of $162.1 million or in excess of 100%. The increase in revenue in 2004 for our Florida operations of $144.1 million was driven by acquisitions of $126.5 million, volume at our new landfills of $7.5 million and internal growth of $10.1 million. Our internal growth in Florida was driven primarily by hurricane related collection volumes during 2004.
     The increase in revenue in 2004 for our Canadian operations of $17.7 million or 14.2% was due to increased volume of $4.2 million, price increases of $3.7 million, acquisitions of $0.4 million and the favorable effects of foreign exchange movements of $9.4 million.
     The increase in revenue in 2004 for our other operating segment of $0.3 million was due to landfill volume of $0.3 million.
Cost of Operations
     Cost of operations was $255.7 million and $205.5 million for the years ended December 31, 2005 and 2004, respectively, an increase of $50.2 million or 24.4%. As a percentage of revenue, cost of operations was 71.8% and 71.6% for the years ended December 31, 2005 and 2004, respectively.
     The increase in cost of operations in 2005 for our U.S. operations of $36.2 million or 33.4% was primarily driven by a full period of cost related to acquisitions made in Florida during the second quarter of 2004, higher overall operating and labor costs in our Florida operations, the opening of our landfill operations in Texas and increased fuel costs. As a percentage of revenue, cost of operations in our domestic operations was 76.2% and 75.2% for the year ended December 31, 2005 and 2004, respectively. This decline in our domestic gross margin is primarily due to the acquisition of lower margin collection operations in Florida. As compared to Canada, our lower margins in the United States are primarily driven by lower-margin residential collection business and higher operating costs in the United States.
     The increase in cost of operations in 2005 for our Canadian operations of $14.0 million or 14.5% was due to increased fuel costs of $1.8 million or 1.9%, increased equipment and building repair and maintenance costs of $1.7 million or 1.8%, increased disposal volumes and sub-contractor costs of $1.2 million or 1.2%, increased labor, insurance and other costs of $1.8 million or 1.9% and the unfavorable effects of foreign exchange movements of $7.5 million or 7.7%. Cost of operations as a percentage of revenue improved to 66.7% from 68.0% for the year ended December 31, 2005 as compared to the previous year. The increase in gross margin is due to an increased percentage of higher margin landfill business, offset by increased operating costs.
     Cost of operations was $205.5 million and $83.4 million for the years ended December 31, 2004 and 2003, respectively, an increase of $122.1 million or in excess of 100.0%. As a percentage of revenue, cost of operations was 71.6% and 66.7% for the years ended December 31, 2004 and 2003, respectively. The increase in cost of operations in 2004 for our United States operations of $108.5 million or in excess of 100% was primarily driven by acquisitions in Florida and an increase in landfill operating costs at our recently opened landfill sites in Florida and Texas. Our lower margins in the United States, as compared to Canada, were primarily driven by the higher mix of lower margin collection revenue in the United States.
     The increase in cost of operations in 2004 for our Canadian operations of $13.6 million or 16.3% was due to disposal and sub-contractor costs of $3.0 million or 3.6%, increased labor of $3.0 million or 3.6%, and fuel and other operating costs of $0.8 million or 1.0%. The unfavorable effects of foreign exchange movements increased cost of operations by $6.8 million or 8.1%. The increase in disposal, subcontractor, and labor costs in aggregate dollars and as a percentage of revenue was due to increased disposal volumes as well as higher transportation and fuel costs in our Canadian operations coupled with a higher mix of lower margin collection revenue.

Selling, General and Administrative Expense
     Selling, general and administrative expense was $53.1 million and $50.3 million for the years ended December 31, 2005 and 2004, respectively, an increase of $2.8 million or 5.6%. As a percentage of revenue, selling, general and administrative expense was 14.9% and 17.5% for the years ended December 31, 2005 and 2004, respectively. The overall increase in selling, general and administrative expense is primarily due to increases in legal and professional fees, labor and other related overhead costs, in part due to acquisitions in 2004 of $1.5 million and the adverse effect of foreign exchange movements of $1.5 million. Offsetting these increases were lower provisions for corporate severance related costs of $0.9 million and lower overall insurance costs of $0.6 million. Separately, due to fourth quarter 2005 results not meeting management expectations we reversed $0.3 million of accrued bonus. Our stock based compensation expense (benefit) was $1.1 million and $(0.1) million for the years ended December 31, 2005 and 2004, respectively.
     Selling, general and administrative expense was $50.3 million and $30.0 million for the years ended December 31, 2004 and 2003, respectively, an increase of $20.3 million or 67.6%. As a percentage of revenue, selling, general and administrative expense was 17.5% and 24.0% for the years ended December 31, 2004 and 2003, respectively. Our stock based compensation expense (benefit) was $(0.1) million and $2.7 million for the years ended December 31, 2004 and 2003, respectively. The overall increase in selling, general and administrative expense was primarily due to acquisitions in the U.S., and to increased salaries, systems and other overhead costs incurred in connection with our expansion into the U.S. In the year ended December 31, 2004, we incurred legal and professional fees of $0.8 million in connection with our migration transaction. Concurrent with our bank amendment in 2004, we incurred approximately $0.8 million of legal and professional fees that were currently expensed. During 2004, our compliance efforts with Sarbanes-Oxley increased our overhead spending on third party professionals by approximately $0.9 million. Separately, during the third quarter of 2004 and as part of our cost reduction initiatives, we reduced our workforce by approximately 55 employees and incurred approximately $2.7 million in severance charges and other related costs, of which $1.7 million related to our former President. The unfavorable effects of foreign exchange movements increased selling, general and administrative expense by $1.5 million.
     Stock-based compensation expense (benefit) relates to options and warrants issued to certain employees and consultants for which variable accounting applies. Stock-based compensation expense (benefit) is partially based on changes in our stock price. As of January 1, 2006, we will change our method of accounting for stock based compensation. See Note 2 of our Notes to Consolidated Financial Statements.
Settlement with sellers of Florida Recycling
     In April 2004, we completed the acquisition of the issued and outstanding shares of Florida Recycling Services, Inc. (“Florida Recycling”). Shortly after its acquisition, the performance of the operations of Florida Recycling was below our expectations and we engaged an independent third party to conduct a review of Florida Recycling’s business. Based on the results of this review, the 2003 financial statements of Florida Recycling provided by the sellers contained misstatements and could not be relied upon. During the first half of 2005, these financial statements were re-audited by our independent auditors. On September 24, 2004, we reached an agreement with the selling shareholders of Florida Recycling to adjust the purchase price paid for the shares of Florida Recycling whereby, in October 2004, the selling shareholders paid us $7.5 million in cash and returned 500,000 shares of our common stock. The cash and the shares received (valued at the closing market price as of September 24, 2004) with a total value of approximately $8.6 million, are recorded as income. In the third quarter of 2005 and as part of the September 2004 settlement, we received title to the Sanford Recycling and Transfer Station in Sanford, Florida. The facility is valued at the cost incurred to acquire the property and construct the facility to its percentage of completion at such date. We believe such cost approximates fair value at such date. The gain recognized on the settlement approximated $4.1 million for 2005.
Depreciation, Depletion and Amortization
     Depreciation, depletion and amortization was $40.7 million and $32.2 million for the years ended December 31, 2005 and 2004, respectively, an increase of $8.5 million or 26.4%. As a percentage of revenue, depreciation, depletion and amortization remained relatively flat at 11.4% and 11.2% for the years ended December 31, 2005 and 2004, respectively. The overall increase in depreciation, depletion and amortization for the year ended December 31, 2005, as compared to the prior year, is primarily attributable to increases in landfill disposal volumes at our domestic and Canadian landfill sites, coupled with overall higher average depletion rates per ton. The unfavorable effects of foreign exchange movements increased depreciation, depletion and amortization by $1.3 million. Landfill depletion rates ranged from $3.84 to $8.10 and $4.01 to $7.73 per ton for our operating U.S. landfills during the year ended December 31, 2005 and 2004, respectively. The change in the depletion rate per ton was primarily due to changes in engineering estimates as well as the opening of our Texas landfill. Landfill depletion rates ranged from C$2.57 to C$17.80 and C$3.31 to C$15.88 per tonne for our Canadian landfills during the years ended December 31, 2005 and 2004, respectively. The change in the depletion rate per tonne was primarily due to changes in engineering estimates.
     Depreciation, depletion and amortization was $32.2 million and $14.7 million for the years ended December 31, 2004 and 2003, respectively, an increase of $17.5 million or in excess of 100.0%. As a percentage of revenue, depreciation, depletion and amortization was 11.2% and 11.8% for the years ended December 31, 2004 and 2003, respectively. The overall increase in depreciation, depletion and amortization was primarily due to our acquisitions in the United States coupled with depletion at two landfills that were opened during 2004. The unfavorable effects of foreign exchange movements increased depreciation, depletion and amortization by $1.1 million. Landfill depletion rates during the year ended December 31, 2004 ranged from $4.01 to $7.73 per ton for our operating U.S. landfills and C$3.31 to C$15.88 per tonne for our operating Canadian landfills.
Foreign Exchange Loss (Gain) and Other
     Foreign exchange loss (gain) and other was $(0.2) million, $(0.4) million and $1.8 million for the years ended December 31, 2005, 2004 and 2003, respectively. The foreign exchange loss and other relates to the re-measuring of U.S. dollar denominated monetary accounts into Canadian dollars. The other gains or losses primarily relate to sales of equipment or properties.
Interest Expense
     The components of interest expense, including cumulative mandatorily redeemable preferred stock dividends and amortization of issue costs, for the years ended December 31, 2005, 2004 and 2003 are as follows:

	2005	2004	2003
Preferred Stock and amortization of issue costs	$20,984	$17,582	$10,161
Credit facility and Senior Subordinated Note interest	25,374	19,858	4,011
Amortization of debt issue costs	1,408	10,294	3,281
Capitalized interest	—	(178)	—
Other interest expense	1,414	869	986

	$49,180	$48,425	$18,439

     Interest expense was $49.2 million and $48.4 million for the years ended December 31, 2005 and 2004, respectively, an increase of $0.8 million or 1.7%. The increase in cash interest expense for the year is due to overall higher amended rates on our Credit Facilities coupled with penalty interest on our Senior Subordinated Notes. Amortization of debt issue costs decreased for the year due to the full amortization in 2004 of the bridge financing fees of $9.9 million offset by amortization on our Credit Facilities and our Senior Subordinated Notes. The increase in the Preferred Stock dividends is primarily due to compounding and accretion. The weighted average interest rate on secured credit facility borrowings was 7.80% and 7.11% for the years ended December 31, 2005 and 2004, respectively. As is discussed further in Liquidity and Capital Resources, through the first three quarters of 2005 we incurred liquidated damages (penalty interest) due to the delay of the registration of our Senior Subordinated Notes. During the third quarter of 2005, the registration statement was filed and declared effective and the exchange offer was commenced and consummated. The liquidated damages were $1.1 million and $0.2 million for the years ended December 31, 2005 and 2004, respectively. As of September 28, 2005, we were no longer subject to liquidated damages.
     Interest expense was $48.4 million and $18.4 million for the years ended December 31, 2004 and 2003, respectively, an increase of $30.0 million or in excess of 100.0%. The increase in interest expense is due primarily to: (i) increased amortization of debt issue costs, which includes a $6.5 million charge for the remaining unamortized debt issue costs associated with the repayment of our 364-day Credit Facility in April 2004, (ii) increased interest expense relative to our senior credit facilities and Senior Subordinated Notes, and (iii) increased non-cash dividends and amortization of issue costs relative to our cumulative mandatorily redeemable Preferred Stock. The weighted average interest rate on credit facility borrowings was 7.11% and 6.54% for the years ended December 31, 2004 and 2003, respectively.
Changes in fair value of warrants pending registration
     Due to the nature of certain financial penalties within the registration rights agreement in our April 2004 equity private placement, the common shares, warrants and related proceeds from the offering were classified outside of shareholders’ equity until the registration was declared effective during August of 2004. Such amounts were reclassified to permanent equity during the third quarter of 2004. There were no penalties associated with this registration.
Income Tax Provision (Benefit)
     The income tax provision (benefit) was $12.1 million, $7.6 million and $(0.6) million for the years ended December 31, 2005, 2004 and 2003, respectively. The income tax provision is in excess of amounts at the combined federal and state/provincial statutory rates due to the non-deductible nature of dividends accrued on our Preferred Stock, coupled with valuation allowances on our net operating losses in the United States.
     As of December 31, 2005, we had $93.1 million of net operating loss carry-forwards, of which, $79.8 million related to our U.S. operations. Refer to our Consolidated Financial Statements for the amount of net operating loss carry-forwards expiring in each future year. We have determined that the realization of the future tax benefit related to the Canadian loss carry-forwards totaling $13.3 million is more likely than not and accordingly, have not provided a tax valuation allowance against the benefit of these tax loss carry-forwards as they are expected to be utilized through future operations and certain tax planning strategies. Due to the start-up nature of our U.S. operations, we have provided a 100% valuation allowance for our net operating loss carry-forwards generated in the United States. Separately, changes in our ownership structure in the future could result in limitations on the utilization of loss carry-forwards, as imposed by Section 382 of the U.S. Internal Revenue Code.
Liquidity and Capital Resources
     Our principal capital requirements are to fund capital expenditures, debt service and business and asset acquisitions. Significant sources of liquidity are cash on hand, working capital, borrowings from our Credit Facilities and proceeds from debt and equity issuances.
Senior Secured Credit Facilities
     On April 30, 2004, we entered into Senior Secured Credit Facilities (the “Credit Facilities”) with a syndicate of lenders. The Credit Facilities consist of a five-year revolving credit facility in the amount of $60.0 million, up to $15.0 million of which is available to our Canadian operations, and a seven-year term loan facility in the amount of $100.0 million. The Credit Facilities bear interest based upon a spread over base rate or Eurodollar loans, as defined, at our option. The Credit Facilities are secured by substantially all of the assets of our U.S. restricted subsidiaries. Our Canadian operations guarantee and pledge all of their assets only in support of the portion of the revolving credit facility available to them. Separately, 65% of the common shares of Waste Services’ first tier foreign subsidiaries, including Waste Services (CA), are pledged to secure obligations under the Credit Facilities. As of December 31, 2005, there were no amounts outstanding on the revolving credit facility, while $18.7 million of capacity was used to support outstanding letters of credit.
     As of June 30, 2004, we failed to meet certain of the financial covenants contained in the Credit Facilities. On October 4, 2004, we entered into an amendment to the credit agreement with the administrative agent for the lenders. The amendment included changes to certain of the financial and other covenants contained in the Credit Facilities and increased the interest rates payable on amounts outstanding by 125 basis points to 450 basis points over Eurodollar loans. Until we met certain target leverage ratios, as defined, availability under the amended revolving credit facility was reduced to $50.0 million, up to $12.5 million of which was available for our Canadian operations. In connection with the amendment, we paid a fee of approximately $0.4 million to our lenders. The amendment also required us to receive an equity investment of at least $7.5 million prior to March 28, 2005. On March 28, 2005 we issued 2,640,845 (pre-reverse split) shares of common stock and 264,085 (pre-reverse split) common stock purchase warrants for net proceeds of approximately $6.8 million in satisfaction of this covenant.
     On October 26, 2005, we entered into an amendment to the Credit Facilities with the administrative agent for the lenders. The amendment, among other items, decreases the current interest rate on our term loan by 125 basis points to 325 basis points over Eurodollar loans. In addition, the amendment restored access under the revolving credit facility to $60.0 million, up to $15.0 million of which is available to our Canadian operations.
     On December 28, 2005, we entered into another amendment to the Credit Facilities, which provided for the incurrence of up to $50.0 million of additional term loans under a new term loan tranche, as provided for under the terms of our existing Credit Facilities. We drew $25.0 million of this facility at closing to refinance amounts then outstanding under our existing revolving credit facility. The $25.0 million available portion of the new term loan tranche is available on a delayed draw basis until March 30, 2006 for the financing of potential acquisitions that are otherwise permitted under the terms of the Credit Facilities and that do not materially increase total leverage on a pro forma basis.
     Our Credit Facilities, as amended, contain certain financial and other covenants that restrict our ability to, among other things, make capital expenditures, incur indebtedness, incur liens, dispose of property, repay debt, pay dividends, repurchase shares and make certain acquisitions. Our financial covenants include: (i) minimum consolidated interest coverage; (ii) maximum total leverage; and (iii) maximum senior secured leverage. The covenants and restrictions limit the manner in which we conduct our operations and could adversely affect our ability to raise additional capital. The following table sets forth our financial covenant levels for each of the next four quarters:

Maximum Consolidated
	Maximum Consolidated	Senior Secured Leverage	Minimum Consolidated
Fiscal Quarter	Leverage Ratio	Ratio	Interest Coverage Ratio
FQ1 2006	5.25:1.00	2.25:1.00	2.00:1.00
FQ2 2006	5.25:1.00	2.25:1.00	2.00:1.00
FQ3 2006	5.00:1.00	2.25:1.00	2.00:1.00
FQ4 2006	4.75:1.00	2.25:1.00	2.25:1.00
     As of December 31, 2005, we are in compliance with the financial covenants, as amended, and we expect to continue to be in compliance in future periods.
Senior Subordinated Notes
     On April 30, 2004, we completed a private offering of 9 1/2% Senior Subordinated Notes (“Senior Subordinated Notes”) due 2014 for gross proceeds of $160.0 million. The Senior Subordinated Notes mature on April 15, 2014. Interest on the Senior Subordinated Notes is payable semi annually on October 15 and April 15. The Senior Subordinated Notes are redeemable, in whole or in part, at our option, on or after April 15, 2009, at a redemption price of 104.75% of the principal amount, declining ratably in annual increments to par on or after April 15, 2012, together with accrued interest to the redemption date. In addition, prior to April 15, 2007, we may redeem up to 35.0% of the aggregate principal amount of the Senior Subordinated Notes with the proceeds of certain equity offerings, at a redemption price equal to 109.5% of the principal amount. Upon a change of control, as such term is defined in the Indenture, we are required to offer to repurchase all the Senior Subordinated Notes at 101.0% of the principal amount, together with accrued interest and liquidated damages, if any, and obtain the consent of our senior lenders to such payment or repay indebtedness under our Credit Facilities.
     The Senior Subordinated Notes are unsecured and are subordinate to our existing and future senior secured indebtedness, including our Credit Facilities, structurally subordinated to existing and future indebtedness of our non-guarantor subsidiaries, rank equally with any unsecured senior subordinated indebtedness and senior to our existing and future subordinated indebtedness. Our obligations with respect to the Subordinated Notes, including principal, interest, premium, if any, and liquidated damages, if any, are fully and unconditionally guaranteed on an unsecured, senior subordinated basis by all of our existing and future domestic restricted subsidiaries. Our Canadian operations are not guarantors under the Subordinated Notes.
     The Senior Subordinated Notes contain certain covenants that, in certain circumstances and subject to certain limitations and qualifications, restrict, among other things: (i) the incurrence of additional debt; (ii) the payment of dividends and repurchases of stock; (iii) the issuance of preferred stock and the issuance of stock of our subsidiaries; (iv) certain investments; (v) the repurchase of our Preferred Stock; (vi) transactions with affiliates; and (vii) certain sales of assets.
     In April 2004, we entered into a Registration Rights Agreement with the initial purchaser of the Senior Subordinated Notes in which we agreed to file a registration statement for the exchange of the Senior Subordinated Notes for registered notes with identical terms and have such registration declared effective within specified time frames. Prior to the third quarter of 2005, as we had not complied with these requirements of the Registration Rights Agreement, we were required to pay liquidated damages to the holders of the notes. These liquidated damages were expensed as incurred and were payable, in cash, at the same time as interest payments due under the Subordinated Notes. During the third quarter of 2005, the registration statement was filed and declared effective, and the exchange offer was commenced and consummated. As of September 28, 2005 we were no longer required to pay liquidated damages.
Equity Placements

     On April 30, 2004, we raised approximately $50.7 million, after deducting expenses of approximately $2.9 million, from the sale of 13,400,000 (pre-reverse split) shares of our common stock and warrants to purchase 1,340,000 (pre-reverse split) common shares in private placement transactions to certain investors. Sanders Morris Harris Inc. acted as the placement agent for the issuance and was paid a placement agent fee of approximately $2.7 million. Don A. Sanders, a director of ours at the time of such issuance, is a principal of Sanders Morris Harris Inc.
     On March 4, 2005, we exercised our put rights under our standby purchase agreement with Michael DeGroote, and issued 2,640,845 (pre-reverse split) shares of common stock to Mr. DeGroote for net proceeds of approximately $6.8 million. Additionally, we issued warrants to purchase 264,085 (pre-reverse split) shares of common stock at an exercise price of $2.84 (pre-reverse split) per share. The warrants remain exercisable until March 2010. This equity infusion was required as a condition to our Credit Facilities.
Cumulative Mandatory Redeemable Preferred Stock
     In May 2003, we issued 55,000 shares of redeemable Preferred Stock (the “Preferred Stock”) to Kelso Investment Associates VI, L.P. and KEP VI, LLC (collectively “Kelso”), pursuant to the terms of an agreement dated as of May 6, 2003, as amended in February and June 2004 (the “Subscription Agreement”), at a price of $1,000 per share. We also issued to Kelso warrants to purchase 7,150,000 (pre-reverse split) shares of our common stock (on a one-for-one basis) for $3.00 (pre-reverse split) per share. The warrants are exercisable at anytime until May 6, 2010. The issuance of the Preferred Stock resulted in proceeds of approximately $49.5 million, net of fees of approximately $5.5 million. The shares of Preferred Stock are non-voting. The Preferred Stock entitles the holders to cash dividends of 17.75% per annum compounding and accruing quarterly in arrears. The liquidation preference approximated $87.3 million as of December 31, 2005. The Preferred Stock entitles the holders to a liquidation preference of $1,000 per share, adjusted for any stock dividend, stock split, reclassification, recapitalization, consolidation or similar event affecting the Preferred Stock, plus the amount of any accrued but unpaid dividends on such share as of any date of determination.
     As we are not permitted to declare and pay cash dividends pursuant to the terms of our Credit Facilities, the dividends are accrued. The Preferred Stock, including all accrued and unpaid dividends, must be redeemed in full by no later than May 6, 2015. Until May 6, 2006, we may redeem all or any part of the Preferred Stock on payment of the sum of $1,000 per share plus accrued dividends calculated as if the Preferred Stock were redeemed on May 6, 2006, or approximately $92.7 million. If we do not exercise our option to redeem all of the Preferred Stock by May 6, 2009, Kelso may require us to initiate a sale of our assets to redeem approximately $156.1 million of principal and accrued dividends, on terms acceptable to our board consistent with the exercise of their fiduciary duties. Pursuant to an amendment to the Certificate of Designations dated April 30, 2004, if we determine, after conducting a sale process, that any such sale would not yield sufficient proceeds to repay in full the indebtedness then outstanding under our Credit Facilities and the redemption amount of our Senior Subordinated Notes issued on April 30, 2004, then we may elect to delay such sale. The sale date may be delayed until the earliest to occur of (i) the final maturity date of the Senior Subordinated Notes (April 15, 2014); (ii) the date on which our Credit Facilities and the Senior Subordinated Notes are fully repaid or otherwise satisfied; or (iii) a sale of our assets to a third party. We refer to this date as the delayed sale date. If we do not initiate and complete a sale of our assets within 20 months of initiation of the sale process by the holders of the Preferred Stock, then on notice from the holders of the Preferred Stock, all outstanding Preferred Stock will become due and payable on the first anniversary of the date on which the holders of Preferred Stock gave notice requiring the initiation of a sale process, for a liquidation amount of 1.20 times the liquidation preference of $1,000 per share. If the sale day has been delayed, then we are not required to pay this increased liquidation amount until the delayed sale date.
     Also pursuant to the Amended Certificate of Designations, if we become subject to a liquidation or insolvency event (as such terms are defined in our Amended and Restated Credit Agreement dated April 30, 2004) or in the event of a change of control (as such term is defined in the Amended Certificate of Designations), all payments and other distributions to holders of Preferred Stock will be subordinate to the repayment in full of our Credit Facilities. This provision does not prohibit any accrual or increase in the dividend rate or in the liquidation preference of the Preferred Stock as provided for in the Amended Certificate of Designations, or the distribution of additional shares or other equity securities to the holders of Preferred Stock, so long as such additional shares or other equity securities are subject to at least equivalent subordination provisions. In addition, the Amended Certificate of Designations prohibits us from making any payment or distribution to the holders of Preferred Stock in the event of a sale of our assets, or the exercise by the holders of the Preferred Stock of their right to require payment of the liquidation amount of their shares as a result of the failure to consummate a sale of our assets as described in the preceding paragraph, unless such payment or distribution is expressly permitted pursuant to the terms of the agreement then governing our Credit Facilities.
Migration Transaction

     Effective July 31, 2004, we entered into a migration transaction by which our corporate structure was reorganized so that Waste Services became the ultimate parent company of our corporate group. Prior to the migration transaction, Waste Services was a subsidiary of Waste Services (CA). After the migration transaction, Waste Services (CA) became a subsidiary of Waste Services.
     The migration transaction occurred by way of a plan of arrangement under the Business Corporations Act (Ontario) and consisted primarily of: (i) the exchange of 87,657,035 common shares of Waste Services (CA) for 87,657,035 (pre-reverse split) shares of our common stock; and (ii) the conversion of the remaining 9,229,676 common shares of Waste Services (CA) held by non-U.S. residents who elected to receive exchangeable shares into 9,229,676 exchangeable shares of Waste Services (CA). The transaction was approved by the Ontario Superior Court of Justice on July 30, 2004 and by our shareholders at a special meeting held on July 27, 2004.
     The terms of the exchangeable shares of Waste Services (CA) are the economic and functional equivalent of our common stock. Holders of exchangeable shares: (i) will receive the same dividends as holders of shares of our common stock, and (ii) will be entitled to vote on the same matters as holders of shares of our common stock. Such voting is accomplished through the one share of Special Voting Preferred Stock held by Computershare Trust Company of Canada as trustee, who will vote on the instructions of the holders of the exchangeable shares (one-third of one vote for each exchangeable share). As such, the exchangeable shares are a component of our common equity.
     Upon the occurrence of certain events, such as the liquidation of Waste Services (CA), or after the redemption date, our Canadian holding company, Capital Environmental Holdings Company will have the right to purchase each exchangeable share for one-third of a share of our common stock, plus all declared and unpaid dividends on the exchangeable share and payment for any fractional shares resulting from the reverse stock split of our common stock , on the same basis as holders of our common stock received payment for their fractional shares. Unless certain events occur, such redemption date will not be earlier than December 31, 2016. Holders of exchangeable shares also have the right at any time at their option, to exchange their exchangeable shares for shares of our common stock, on the basis of one-third of a share of common stock for each one exchangeable share.
Surety Bonds and Letters of Credit
     Municipal solid waste services contracts, permits and licenses to operate transfer stations, landfills and recycling facilities may require performance or surety bonds, letters of credit or other means of financial assurance to secure contractual performance. As of December 31, 2005, we had provided customers, various regulatory authorities and our insurer with such bonds and letters of credit amounting to approximately $65.5 million to collateralize our obligations, of which $18.7 million relates to estimated closure and post closure obligations at our landfills and transfer stations. We expect future increases in these levels of financial assurance relative to our closure and post closure obligations as we utilize capacity at our landfills.
Cash Flows
     The following discussion relates to the major components of the changes in cash flows for the years ended December 31, 2005, 2004 and 2003.
Cash Flows from Operating Activities
     Cash provided by operating activities was $24.7 million for the years ended December 31, 2005 and 2004. Improvements in operations were offset by investments in working capital.
     Cash provided by operating activities was $24.7 million and $9.4 million for the years ended December 31, 2004 and 2003, respectively. The increase in cash provided by operating activities was primarily due to cash generated from our Canadian operations and domestic acquisitions as well as improvements in working capital.
Cash Flows used in Investing Activities
     Cash used in investing activities was $39.5 million and $198.2 million for the years ended December 31, 2005 and 2004, respectively. The decrease in cash used in investing activities is primarily due to the various business acquisitions we completed during 2004, which used $164.8 million of cash, coupled with lower capital expenditures as compared to 2004 of $12.6 million, offset by minor asset acquisitions and contingent purchase price payments of $8.1 million in 2005. We expect our capital expenditures to range from $57.0 million to $60.0 million for all of 2006. We intend to finance capital expenditures and business acquisitions through operating cash flow, borrowings under our Credit Facilities, subject to the limitations on our investing activities set out in the Credit Facilities Agreement, proceeds from asset sales and the issuance of additional debt and/or equity securities. Cash used in deposits for business acquisitions primarily relates to ongoing negotiations with Lucien Rémillard, one of our directors, concerning the potential acquisition of the solid waste collection and disposal business assets owned by a company controlled by Mr. Rémillard in Quebec, Canada. In connection with these negotiations, we have reimbursed Mr. Rémillard’s company for services provided by third parties in connection with preparing audited financial statements of the businesses to be acquired and with ongoing efforts to expand the capacity of a solid waste landfill.
     Cash used in investing activities was $198.2 million and $195.6 million for the years ended December 31, 2004 and 2003, respectively. The increase in cash used in investing activities was primarily due to the various business acquisitions we completed during 2004, which used $164.8 million of cash, and increased capital expenditures by $21.8 million as compared to 2003. Proceeds from business divestitures of $14.2 million primarily related to the sale of non-core assets acquired as part of the Allied and Florida Recycling transactions.
Cash Flows from Financing Activities
     Cash provided by financing activities was $14.9 million and $160.7 million for the years ended December 31, 2005 and 2004, respectively. The decrease in cash provided by financing activities is due to our debt and equity private placements of $336.6 million in 2004 not recurring to the same extent in 2005. In 2005, we issued $25.0 million under our credit facilities and equity private placements of $7.5 million.
     Cash provided by financing activities was $160.7 million and $205.1 million for the years ended December 31, 2004 and 2003, respectively. The decrease in cash flows from financing activities was due to overall lower equity offerings and related proceeds offset by releases of cash collateral supporting outstanding letters of credit.
New Accounting Pronouncements
     In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”), which amends SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees”. SFAS 123(R) requires compensation expense to be recognized for all share-based payments made to employees based on the fair value of the award at the date of grant, eliminating the intrinsic value alternative allowed by SFAS 123. Generally, the approach to determining fair value under the original pronouncement has not changed. However, there are revisions to the accounting guidelines, such as accounting for forfeitures, that will change our accounting for stock-based awards in the future.
     As a result of the amendment to Rule 4-01(a) adopted in April 2005, SFAS 123(R) will be effective for us at the beginning of the first quarter of 2006. We expect to adopt the provisions of SFAS 123(R) using the modified prospective method, which will result in the recognition of compensation expense for all awards granted after the effective date and all previously granted share-based awards that remain unvested at the effective date. As a result of adopting SFAS 123(R) we expect our stock based compensation costs related to those options outstanding at December 31, 2005 and continuing to vest, to approximate $2.0 million for the year ended December 31, 2006.
     In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 Clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 is effective for fiscal years beginning after December 15, 2006. We expect the adoption of FIN 48 will not have a material effect on our financial position or results of operations.
Seasonality
     We expect the results of our Canadian operations to vary seasonally, with revenue typically lowest in the first quarter of the year, higher in the second and third quarters, and lower in the fourth quarter than in the third quarter. The seasonality is attributable to a number of factors. First, less solid waste is generated during the late fall, winter and early spring because of decreased construction and demolition activity. Second, certain operating costs are higher in the winter months because winter weather conditions slow waste collection activities, resulting in higher labor costs, and rain and snow increase the weight of collected waste, resulting in higher disposal costs, which are calculated on a per ton basis. Also, during the summer months, there are more tourists and part-time residents in some of our service areas, resulting in more residential and commercial collection. Consequently, we expect operating income to be generally lower during the winter. The effect of seasonality on our results of operations from our U.S. operations, which are located in warmer climates than our Canadian operations, is less significant than on our Canadian operations.
Off-Balance Sheet Financing
     We have no off-balance sheet debt or similar obligations, other than our letters of credit and performance and surety bonds discussed previously, which are not debt. We have no transactions or obligations with related parties that are not disclosed, consolidated into or reflected in our reported results of operations or financial position. We do not guarantee any third party debt. We have entered into a put or pay disposal agreement with RCI Environment Inc., Centres de Transbordement et de Valorisation Nord Sud Inc., RCM Environnement Inc. (collectively the “RCI Companies”) and Intersan Inc. pursuant to which we have posted a letter of credit for C$4.0 million to secure our obligations and those of the RCI Companies to Intersan Inc. Concurrently with the put or pay disposal agreement with the RCI Companies, we entered into a three year agreement with Waste Management of Canada Corporation (formerly Canadian Waste Services Inc.) to allow us to deliver non-hazardous solid waste to their landfill in Michigan. Details of these agreements are further described in the notes to our Consolidated Financial Statements. On January 17, 2006, Waste Management drew C$0.3 million against the letter of credit posted by us to secure RCI’s obligations, as such we have provided for the draw as of December 31, 2005. The companies within the RCI group are controlled by a director of ours and/or individuals related to that director.
Tabular Disclosure of Contractual Obligations
     We have various commitments primarily related to funding of short-term debt, our Preferred Stock, closure and post-closure obligations and capital and operating lease commitments. You should also read our discussion regarding “Liquidity and Capital Resources” earlier in this Item 7 — “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. The following table provides details regarding our contractual obligations and other commercial commitments subsequent to December 31, 2005 (in thousands):

						Beyond 5
	2006	2007	2008	2009	2010	Years	Total
Contractual cash obligations:
Senior secured credit facilities (1)	$1,188	$1,250	$1,250	$1,250	$88,812	$29,500	$123,250
Senior subordinated notes payable (1)	—	—	—	—	—	160,000	160,000
Capital lease obligations	454	—	—	—	—	—	454
Other subordinated promissory notes payable	177	190	203	217	232	1,946	2,965
Operating lease commitments, continuing operations	4,113	3,516	3,071	2,046	1,673	6,940	21,359
Operating lease commitments, discontinued operations	1,246	1,140	945	727	716	955	5,729
Cumulative mandatorily redeemable Preferred Stock (2)	—	—	—	156,142	—	—	156,142
Construction commitments (3)	5,361	—	—	—	—	—	5,361
Closure and post-closure obligations, continuing operations(4)	107	394	394	5,839	1,970	140,663	149,367
Closure and post-closure obligations, discontinued operations(4)	—	—	—	—	—	45,214	45,214

	$12,646	$6,490	$5,863	$166,221	$93,403	$385,218	$669,841

(1)	Refer to the notes contained in our Consolidated Financial Statements included elsewhere in this annual report for information relative to interest repayment provisions.

(2)	This table includes our cumulative mandatorily redeemable Preferred Stock, which must be redeemed in full no later than May 2015. The future payment of $156.1 million represents the principal, plus accrued dividends at 17.75% compounded quarterly to May 6, 2009, which is the earliest date Kelso may require us to repay the obligation. If we do not redeem by May 6, 2009, Kelso may require us to initiate a sale of our assets on terms acceptable to our Board of Directors.

(3)	Construction commitments net of Arizona commitments of $1,653.

(4)	Future payments on closure and post-closure obligations are not discounted and contemplate full utilization of current and probable expansion airspace.

Other Contractual Arrangements
     As a condition of the purchase of the Cactus Landfill in Arizona, the sellers are entitled to additional purchase consideration upon the landfill achieving certain average tons per day thresholds in any quarter. Should the landfill achieve a maximum 5,000 tons per day, the total contingent payments would not exceed $18.0 million. During 2005, we paid $3.0 million relative to our obligation under this agreement.
     During December 2003, we issued 600,000 (pre-reverse split) common shares as part of the purchase price of an acquisition. In connection with this acquisition, we entered into a reimbursement agreement whereby for a period of one year after the second anniversary of the closing date, we will reimburse the seller for the loss on sale of shares below $4.75 (pre-reverse split) per share.
     From time to time and in the ordinary course of business, we may enter into certain acquisitions of disposal facilities whereby we will also enter into a royalty agreement. These agreements are usually based upon the amount of waste deposited at our landfill sites or in certain instances, our transfer stations. Royalties are expensed as incurred and recognized as a cost of operations.
     In the normal course of our business, we have other commitments and contingencies relating to environmental and legal matters. For a further discussion of commitments and contingencies, see our Consolidated Financial Statements contained elsewhere in this annual report. In addition certain of our executives are retained under employment agreements. These employment agreements vary in term and related benefits. Refer to Item 11 — “Executive Compensation” contained in our annual report for a more detailed discussion of our employment agreements.